Exhibit 3.2
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
HERE MEDIA INC.
     Here Media Inc. (the “corporation”), a corporation organized and existing under and by virtue of the Delaware General Corporation Law, does hereby certify:
     1. The corporation’s original Certificate of Incorporation was filed with the Secretary of State of Delaware on January 2, 2009.
     2. Pursuant to Sections 242 and 245 of the Delaware General Corporation Law, this Amended and Restated Certificate of Incorporation restates, integrates and amends the provisions of the Certificate of Incorporation of the corporation.
     3. This Certificate of Incorporation is heretofore amended and restated to read in its entirety as follows:
I.
     The name of the corporation is Here Media Inc.
II.
     The address of the registered office of the corporation in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle, and the name of the registered agent of the corporation in the State of Delaware at such address is The Corporation Trust Company.
III.
     The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.
IV.
     A. The corporation is authorized to issue three classes of stock, to be designated, respectively, “Common Stock,” “Preferred Stock” and “Special Stock.” The total number of shares which the corporation is authorized to issue is 54.2 million shares, of which 40 million shares shall be Common Stock, each having a par value of one-tenth of one cent ($.001), 10 million shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($.001), and 4.2 million shares shall be Special Stock, each having a par value of one-tenth of one cent ($.001).
     B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate (a “Preferred Stock Designation”) pursuant to the Delaware General Corporation Law, to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.
     C. The Special Stock shall have the rights, preferences, privileges and restrictions specified herein.

          (1) Dividends and Distributions. The Special Stock shall not be entitled to dividends or any other distributions, other than distributions under the circumstances and to the extent provided in paragraph (4) below.
          (2) Voting Rights. Except as otherwise required by law or expressly provided herein, the holders of Special Stock shall not be entitled to vote on any matter to be voted on by the stockholders of the corporation.
          (3) Protective Provisions. In addition to any other vote or consent required herein or by law, the corporation shall not (whether by merger, consolidation or otherwise), without first obtaining the affirmative vote of the holders of a majority of the outstanding shares of Special Stock, voting together as a single class:
               (a) alter or change the powers, preferences or special rights of the Special Stock so as to affect the holders thereof adversely;
               (b) issue any additional shares of Special Stock after the date of initial issuance of the Special Stock, except as contemplated by the Agreement and Plan of Merger, dated January 8, 2009, entered into among the corporation, PlanetOut Inc. and certain other parties; or
               (c) amend this paragraph (3).
          (4) Liquidation, Dissolution or Winding Up.
               (a) Upon any liquidation, dissolution or winding up of the corporation, if distribution of the Total Liquidation Value to holders of Common Stock ratably in accordance with the number of shares held by each such holder would result in the receipt of cash, property or cash and property having an aggregate value per share of Common Stock that is less than $4.00* per share, then, prior to any distribution to holders of Common Stock, the holders of Special Stock shall be entitled to receive liquidation proceeds per share of Special Stock in an amount equal to the amount derived from the following equation; provided, that in no event shall such amount exceed $4.00:

Liquidation Proceeds per Share of Special Stock	=	$4.00	–	Total Liquidation Value – ($4.00 x Total Number of Outstanding Shares of Special Stock)

Total Number of Outstanding Shares of Common Stock – Total Number of Outstanding Shares of Special Stock

If payments are required to be made on the Special Stock, the payment per share of Common Stock which is payable after payment to the holders of Special Stock (the “Liquidation Balance per Common Share”) shall be derived from the following equation:

*	This amount is based on an assumed number of outstanding shares of PlanetOut common stock of 4,088,889 and an aggregate liquidation preference for the Special Stock of $16,355,556. In the event the aggregate of the number of shares of PlanetOut common stock outstanding at the Closing and shares of PlanetOut common stock issuable under warrants or other rights, other than certain identified warrants, exceeds that number by more than 10,000 shares, the $4.00 amount shall be proportionately reduced by dividing $16,355,556 by the correct number of such shares of PlanetOut common stock.

Liquidation Proceeds Balance per Common Share	=	Total Liquidation Value — ($4.00 x Total Number of Outstanding Shares of Special Stock) Total Number of Outstanding Shares of Common Stock – Total Number of Outstanding Shares of Special Stock

For the purposes of this paragraph (4), “Total Liquidation Value” shall mean the value remaining after payment of the claims of all of the corporation’s creditors, the liquidation preferences of any and all classes of Preferred Stock and all accrued but unpaid dividends which the holders of Preferred Stock are then entitled to receive pursuant to the terms of such Preferred Stock, if any. If, upon liquidation, dissolution or winding up of the corporation, distributions are made other than in cash, the value of such distributions shall be the fair market value thereof, as determined in good faith by the Board of Directors.
               (b) For the purposes of this paragraph (4), neither the consolidation or merger of the corporation with or into one or more other entities, nor the sale, conveyance, exchange or transfer of all or substantially all of the property and assets of the corporation shall be deemed a liquidation, dissolution or winding up of the corporation; provided, however, that the consolidation or merger of the corporation with or into one or more other entities, or the sale, conveyance, exchange or transfer of all or substantially all of the property and assets of the corporation, in which in each of the foregoing cases, (i) 50% or more of the value (as determined by the Board of Directors in good faith) of the consideration paid or issued in exchange for the common stock of the corporation or such property or assets consists of cash, publicly traded securities or a combination of cash and publicly traded securities, and (ii) such transaction results in a change in “control” of the corporation (as the term “control” is defined in SEC Rule 12b-2 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934), shall be deemed a liquidation, dissolution or winding up of the corporation. In the event a transaction of the type referred to in the proviso to the preceding sentence occurs, the consideration payable to holders of the common stock of the corporation in such transaction shall, for purposes of applying the provisions of subparagraph (a) of this paragraph (4), be treated as liquidation proceeds.
               (c) All references in this paragraph (4) and in the following paragraph (5)(b) to “$4.00” or “$4.00 per share” shall be adjusted to the extent appropriate, as determined by the Board of Directors, to reflect stock splits, reverse stock splits, dividends or distributions made in shares of Common Stock, or reclassifications, in each case with respect to the Common Stock.
          (5) Cancellation.
               (a)  The provisions of this Article IV.C relating to the Special Stock shall cease to have any effect, and all outstanding shares of Special Stock shall be deemed cancelled automatically, on the date in 2013 that is the fourth anniversary of the initial issuance of the Special Stock, if not cancelled prior that date pursuant to subparagraph (b) or (c) of this paragraph 5 (such fourth anniversary date or earlier date as of which cancellation of the Special Stock occurs pursuant to subparagraph (b) or subparagraph (c) of this paragraph 5 being hereinafter referred to as the “Special Stock Cancellation Date”), without payment of any consideration therefor and without necessity of any notice or other action by the corporation; provided, that such cessation of effect and deemed cancellation shall not apply to or extinguish the right, if any, of holders of shares of Special Stock to receive amounts provided for in the immediately preceding paragraph (4) of this Article IV as a result of a liquidation, dissolution or winding-up of the corporation that occurred prior to the Special Stock Cancellation Date.

               (b) If, at any time prior to the fourth anniversary of the initial issuance of the Special Stock, the corporation shall have offered and sold its Common Stock in a Public Equity Offering, then the provisions of this Article IV.C relating to Special Stock shall cease to have any effect and all outstanding shares of Special Stock shall be deemed cancelled automatically, without payment of any consideration therefor and without any necessity of any notice or other action by the corporation. For purposes of this paragraph (b), the term “Public Equity Offering” shall mean an underwritten public offer and sale, or a private placement in the form commonly known as a “Private Investment in Public Equity” or “PIPE” transaction, of Common Stock of the corporation at a per share price of at least $4.00 per share and resulting in gross proceeds to the corporation of at least $20.0 million (including any sale of common shares purchased upon the exercise of any over-allotment option granted in connection therewith); provided, that an acquisition of the corporation by a special purpose acquisition company or similar transaction, as determined by the Board of Directors of the corporation, other than an acquisition solely for cash, that values the Common Stock of the corporation at a per share price of at least $4.00 per share, shall be deemed a “Public Equity Offering” for purposes of this subparagraph (b).
               (c) The shares of Special Stock shall be cancelled upon the affirmative vote of the holders of a majority of the outstanding shares of Special Stock, voting together as a single class.
          (6) Rank. The Special Stock shall rank, with respect to the distribution of assets upon liquidation, dissolution or winding-up of the corporation, senior and prior in right to the Common Stock and junior to all series of the corporation’s Preferred Stock.
V.
     For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:
     A. (1) The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted by the Board of Directors.
          (2) Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the adoption and filing of this Certificate of Incorporation, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the adoption and filing of this Certificate of Incorporation, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the adoption and filing of this Certificate of Incorporation, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. Notwithstanding the foregoing provisions of this Article, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
          (3) Subject to the rights of the holders of any series of Preferred Stock, no director shall be removed without cause. Subject to any limitations imposed by law, the Board of Directors or any individual director may be removed from office at any time with cause by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of voting stock of the corporation, entitled to vote at an election of directors (the “Voting Stock”).
          (4) Subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.
     B. (1) The Bylaws may be altered or amended or new Bylaws adopted by the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock. The Board of Directors shall also have the power to adopt, amend, or repeal Bylaws.
          (2) The directors of the corporation need not be elected by written ballot unless the Bylaws so provide.
          (3) Special meetings of the stockholders of the corporation may be called, for any purpose or purposes, by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer, or (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in authorized directorships at the time any such resolution is presented to the Board of Directors for adoption), and shall be held at such place, on such date, and at such time as the Board of Directors shall fix.
          (4) Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the corporation shall be given in the manner provided in the Bylaws of the corporation.

VI.
     A. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General corporation Law, as so amended.
     B. Any repeal or modification of this Article VI shall be prospective only and shall not affect the rights of any person under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to any alleged liability or indemnification.
VII.
     A. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B. of this Article VII, and all rights conferred upon the stockholders herein are granted subject to this reservation.
     B. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, and VII.
VIII.
     This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors in accordance with the provisions of Sections 141, 242 and 245 of the Delaware General Corporation Law and was duly adopted by the written consent of the stockholders in accordance with the provisions of Sections 228, 242 and 245 of the Delaware General Corporation Law.
     In Witness Whereof, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the corporation on this          day of               , 2009.

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